PRICING SUPPLEMENT NO. 189 DATED                           Filed Pursuant to
January 25, 1996 TO PROSPECTUS DATED                       Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                    File No. 33-51877
DATED October 14, 1995


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series A
                   Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:                   $273,000.00
Original Issue Date (Settlement Date)          January 30, 1996
Stated Maturity Date:                          December 15, 1998
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                6.000% Per Annum
Interest Payment Dates:                       June 15 and December 15 and
                                              semi-annually thereafter
                                              Commencing June 15, 1996
Survivor's Option:                            [ X ] Yes    [   ] No
Optional Redemption:                          [   ] Yes    [ X ] No

       Agent                                  Principal Amount of Notes
                                               Solicited by Each Agent
Prudential Securities Incorporated            $178,000.00
EVEREN Securities, Inc.                       $      0.00
First of Michigan Corporation                 $  5,000.00
Roney & Co.                                   $ 52,000.00
J.W. Korth & Company                          $ 38,000.00
       Total                                  $273,000.00

                                                Per Note
                                              Sold by Agents
                                               To Public           Total

Issue Price:                                  $1,000.00          $273,000.00
Agent's Discount or Commission:               $    5.00          $  1,365.00
Maximum Dealer's Discount or
  Selling Concession:                         $   10.50          $  2,866.50
Proceeds to the Company:                      $  984.50          $268,768.50

CUSIP Number:   12589QJB3